Exhibit 10.1

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”) is dated as of October 6, 2026, by and among Pioneer Acquisition I Corp., a Cayman Islands exempted company (which shall transfer by way of continuation and domesticate as a Delaware corporation prior to the Closing) (the “Purchaser”), the Persons set forth on Schedule I hereto (each, a “Seller” and collectively, the “Sellers”) and Green AI Cloud, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, as of the date hereof, the Sellers, as the Company Shareholders, are the holders of such number of shares of Company Common Stock as are indicated opposite each of their names on Schedule I attached hereto (collectively, the “Subject Securities”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Purchaser, Pioneer Merger Sub, Inc. (the “Merger Sub”) and the Company have entered into the Business Combination Agreement (as it may be amended, supplemented, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”), dated as of October 6, 2026, pursuant to which, among other transactions, the Purchaser shall transfer by way of continuation and domesticate as a Delaware corporation (the “Domestication”), the Merger Sub shall merge with and into the Company, with the Company surviving as the Surviving Corporation (the “Merger”), and the other transactions contemplated by the Business Combination Agreement and the Ancillary Documents (collectively, the “Transactions”) shall be consummated;

WHEREAS, the Business Combination Agreement provides for the Aggregate Consideration, calculated based on a Purchase Price of $300,000,000 and a Per Share Price of $10.00, to be issued to the Company Shareholders pro rata in accordance with their respective holdings of Company Common Stock immediately prior to the Effective Time, and for the issuance at Closing of an aggregate of 5,000,000 Earn-Out Shares to the Company Shareholders pro rata in accordance with their respective holdings of Company Common Stock immediately prior to the Effective Time, subject to the vesting and forfeiture provisions of Section 2.06 thereof, including the EBITDA Targets and Stock Price Targets, Funding Commitments in an aggregate amount of $20,000,000, a Lock-Up Period of six (6) months following the consummation of the Merger, and no minimum cash or minimum net cash condition to the Closing;

WHEREAS, as an inducement to the Purchaser and the Company to enter into the Business Combination Agreement and to consummate the Transactions, the parties hereto desire to agree to certain matters as set forth herein, including commitments to obtain the Requisite Shareholder Approval.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound hereby, hereby agree as follows:

ARTICLE I

VOTING AND SUPPORT AGREEMENT; COVENANTS

Section 1.01 Binding Effect of Business Combination Agreement. Each Seller hereby acknowledges that such Seller has read the Business Combination Agreement and this Agreement and has had the opportunity to consult with such Seller’s tax and legal advisors. Each Seller shall be bound by and comply with Section 6.06 (No Solicitation), Section 6.16 (Public Announcements) and Section 6.17 (Confidential Information) of the Business Combination Agreement (and any relevant definitions contained in any such Sections) as if such Seller were an original signatory to the Business Combination Agreement with respect to such provisions.

Section 1.02 No Transfer.

(a) Unless otherwise deemed a Permitted Transfer (as defined below), during the period commencing on the date hereof and ending on the earliest of (a) the Closing, (b) the date and time at which the Business Combination Agreement is terminated in accordance with Section 8.01 (Termination) thereof (the earlier of (a) and (b), the “Expiration Time”) and (c) the liquidation of the Company, the Sellers shall not, without the prior written consent of the Purchaser and the Company, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, any Subject Securities, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Securities or (iii) take any action in furtherance of any of the matters described in the foregoing clause (i) or (ii) (each, a “Transfer”).

(b) “Permitted Transfer” means any Transfer of Subject Securities (i) to any Affiliates or family members of such Seller, (ii) to any investment funds or vehicles controlled or managed by such Seller or its Affiliates, (iii) by gift to a trust, the beneficiary of which is a Person to whom a Transfer would be permitted under clause (i), or to a charitable organization, (iv) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual, (v) in the case of an individual, pursuant to a qualified domestic relations order, (vi) to a nominee or custodian of a Person to whom a Transfer would be permitted under clause (i), (vii) in the case of an entity that is a trust, Transfers to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust, (viii) to a third party in connection with any of the Funding Commitments, any non-redemption or backstop arrangement, or any other similar arrangement contemplated by or permitted under the Business Combination Agreement, (ix) in connection with any legal, regulatory or other Order; or (x) as otherwise mutually agreed upon between such Seller, the Purchaser and the Company; provided, however, that in the case of clauses (i) through (vii) and clause (x), as a precondition to such Transfer, such transferee must enter into a written agreement with the Company and the Purchaser agreeing to assume all of the obligations under this Agreement with respect to such Subject Securities and to be bound by the transfer restrictions set forth in this Agreement (to the extent applicable); provided, further, that no Transfer permitted under this Section 1.02 shall relieve such Seller of its obligations under this Agreement.

Section 1.03 New Securities. In the event that (a) any Company Securities are issued to a Seller after the date of this Agreement pursuant to any dividend, split, recapitalization, reclassification, combination or exchange of, on or affecting the Company Securities owned by such Seller or otherwise, (b) a Seller purchases or otherwise acquires beneficial ownership of any Company Securities after the date of this Agreement, or (c) a Seller acquires the right to vote or share in the voting of any Company Securities after the date of this Agreement (such Company Securities, collectively, the “New Securities”), then such New Securities acquired or purchased by such Seller shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Securities owned by such Seller as of the date hereof.

Section 1.04 Closing Date Deliverables. On the Closing Date, each of the Sellers shall deliver:

(a) a properly completed and duly executed IRS Form W-9 from such Seller;

(b) a duly executed copy of that certain A&R Registration Rights Agreement; and

(c) a duly executed copy of the Seller Lock-Up Agreement.

Section 1.05 Seller Agreements. At any meeting of the Company Shareholders, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the Company Shareholders is sought, each of the Sellers shall (i) appear at each such meeting or otherwise cause all of such Seller’s Subject Securities that are entitled to vote to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a Written Consent (or cause a Written Consent to be executed and delivered) covering all of such Seller’s Subject Securities that are entitled to vote:

(a) to provide the Requisite Shareholder Approval and to approve and adopt the Business Combination Agreement and the consummation of the Transactions;

(b) against any Alternative Transaction or any proposal relating to an Alternative Transaction;

(c) against any merger agreement or merger (other than the Business Combination Agreement and the Transactions), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company;

(d) against any proposal to change the business or board of directors of the Company (other than pursuant to the Business Combination Agreement or the Ancillary Documents);

(e) against any proposal, action or agreement that would (A) impede, interfere, frustrate, prevent or nullify any provision of this Agreement, the Business Combination Agreement or the Transactions, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of the Company under the Business Combination Agreement, (C) result in any of the conditions set forth in Article VII (Closing Conditions) of the Business Combination Agreement not being fulfilled, (D) result in a breach of any covenant, representation or warranty or other obligation or agreement of such Seller contained in this Agreement or (E) change in any manner the dividend policy or capitalization of the Company, including the voting rights of any class of capital stock of the Company;

Each Seller hereby agrees that such Seller shall not commit or agree to take any action inconsistent with the foregoing. Each Seller further agrees that, with respect to any Written Consent to be delivered pursuant to the obligations of such Seller under this Section 1.05, such Written Consent shall be delivered promptly following the time at which the Registration Statement has been declared effective under the Securities Act and delivered or otherwise made available to the Sellers (and, in any event, within three (3) Business Days thereafter).

Section 1.06 No Challenges. Each Seller agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Purchaser, the Company or any of their respective successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (b) alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation or entry into this Agreement, the Business Combination Agreement or the Transactions.

Section 1.07 Further Assurances. Each Seller shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary under applicable Laws, or as reasonably requested by Purchaser or the Company, to effect the actions set forth herein and to consummate the transactions contemplated hereby on the terms and subject to the conditions set forth herein and the Transactions on the terms and subject to the conditions set forth in the Business Combination Agreement.

Section 1.08 No Inconsistent Agreement. Each Seller hereby represents and covenants that such Seller has not entered into, and shall not enter into, any agreement that would restrict, limit, or interfere with the performance of such Seller’s obligations hereunder. Each Seller agrees to promptly notify the Purchaser in writing of any updates to Schedule I hereto after the date hereof and prior to Closing.

Section 1.09 Appraisal Rights. Each Seller hereby waives and agrees not to exercise any rights of appraisal or rights to dissent from the Transactions that such Seller may have with respect to the Subject Securities under applicable Law.

Section 1.10 Consent to Disclosure. Each Seller hereby consents to the publication and disclosure in the Proxy Statement/Registration Statement (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any documents or communications provided by the Purchaser or the Company to any Governmental Authority and to Purchaser Shareholders) of such Seller’s identity and beneficial ownership of the Subject Securities and the nature of such Seller’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by the Purchaser and the Company, a copy of this Agreement. Each Seller will promptly provide any information reasonably requested by Purchaser or the Company that is reasonably necessary for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC).

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.01 Representations and Warranties of the Sellers. Each Seller, severally and not jointly, represents and warrants as of the date hereof to the Purchaser and the Company, in each case, only with respect to such Seller, as follows:

(a) Organization; Due Authorization. (i) If the Seller is a natural person, such Seller has all the requisite power and authority and has taken all action necessary in order to execute and deliver this Agreement, to perform such Seller’s obligations hereunder and to consummate the transactions contemplated hereby, and (ii) if the Seller is not a natural person, such Seller is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Seller’s corporate, limited liability company or similar organizational powers and have been duly authorized by all necessary corporate, limited liability company, or similar organizational actions on the part of such Seller. This Agreement has been duly executed and delivered by such Seller and, assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes a legally valid and binding obligation of such Seller, enforceable against such Seller in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of such Seller.

(b) Ownership. Such Seller is the record and beneficial owner (as defined in Rule 13d-3 of the Exchange Act) of, and has good title to, all of its Subject Securities, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Securities (other than transfer restrictions under the Securities Act)) affecting any such Subject Securities, other than Liens pursuant to (i) this Agreement, (ii) the Company’s Organizational Documents, (iii) the Business Combination Agreement, (iv) if the Seller is not a natural person, the Seller’s Organizational Documents or (v) any applicable securities Laws. Such Seller’s Subject Securities are the only equity securities of the Company owned of record or beneficially by such Seller on the date of this Agreement, and none of such Subject Securities are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Securities, except as provided hereunder. Other than the Subject Securities, such Seller does not hold or own any rights to acquire (directly or indirectly) any equity securities of the Company or any equity securities convertible into, or which can be exchanged for, equity securities of the Company.

(c) No Conflicts. The execution and delivery of this Agreement by such Seller does not, and the performance by such Seller of its obligations hereunder will not, (i) conflict with or result in a violation of the Organizational Documents of such Seller, or (ii) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon such Seller or such Seller’s Subject Securities), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Seller of its obligations under this Agreement.

(d) Adequate Information. Such Seller has been furnished with, or given access to, adequate information concerning the business and financial condition of the Purchaser and the Company to make an informed decision regarding this Agreement and the Transactions and has independently and without reliance upon Purchaser or the Company and based on such information as such Seller has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Seller acknowledges that Purchaser and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Such Seller acknowledges that the agreements contained herein with respect to the Subject Securities held by such Seller are irrevocable and result in the waiver of any right of such Seller to demand appraisal or exercise dissenters’ rights in connection with the Transactions under applicable Law.

(e) Litigation. There are no Legal Proceedings pending against such Seller before any arbitrator or Governmental Authority or, to the knowledge of such Seller, threatened in writing to be brought against such Seller before any arbitrator or Governmental Authority that, in any manner, challenge or seek to prevent, enjoin or materially delay the performance by such Seller of its obligations under this Agreement.

(f) Brokerage Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finder’s fee or other commission in connection with the Transactions based upon arrangements made by such Seller in such Seller’s capacity as a shareholder of the Company, for which the Company or any of its Affiliates may become liable.

(g) Acknowledgement. Such Seller understands and acknowledges that each of the Purchaser and the Company is entering into the Business Combination Agreement in reliance upon such Seller’s execution and delivery of this Agreement.

ARTICLE III

MISCELLANEOUS

Section 3.01 Termination. This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earliest of (a) the Expiration Time, (b) the liquidation of the Company and (c) the written agreement of the Sellers, the Purchaser and the Company. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the Transactions, and no party hereto shall have any claim against another (and no Person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Agreement prior to such termination. This ARTICLE III shall survive the termination of this Agreement.

Section 3.02 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the parties hereto.

Section 3.03 Specific Performance. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware or any other state or federal court within the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. In the event that any Legal Proceeding shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 3.04 Amendment. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except by a written agreement executed and delivered by the Purchaser, the Company and each Seller.

Section 3.05 Miscellaneous. Sections 9.02 (Notices), 9.05 (Governing Law), 9.06 (Jurisdiction), 9.07 (Waiver of Jury Trial), 9.09 (Severability), 9.11 (Entire Agreement), 9.12 (Interpretation), 9.13 (Counterparts) and 9.15 (Waiver of Claims Against Trust) of the Business Combination Agreement are each hereby incorporated into this Agreement (including any relevant definitions contained in any such Sections), mutatis mutandis. For purposes of notices under this Agreement, notices to the Purchaser shall be sent to Pioneer Acquisition I Corp., 131 Concord Street, Brooklyn, NY 11201, Attn: Mitchell Creem, Email: Creem@pioneeracquisition.com, with a copy (which will not constitute notice) to Winston Taylor LLP, 800 Capitol Street, Suite 2400, Houston, TX 77002, Attn: Michael J. Blankenship, Email: mike.blankenship@winstontaylor.com.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

Purchaser:

PIONEER ACQUISITION I CORP.

By:	/s/ Mitchell Creem
Name:	Mitchell Creem
Title:	Chief Executive Officer

Company:

GREEN AI CLOUD, INC.

By:	/s/ Jacob Bostrom
Name:	Jacob Bostrom
Title:	Chief Executive Officer

Signature Page to Voting and Support Agreement

Sellers:

Green AI Datacenter Assets AB

By:	/s/ Jacob Bostrom
Name:	Jacob Bostrom

Hofgaard Sekander holding AB

By:	/s/ Fredrik Hofgaard
Name:	Fredrik Hofgaard

By:	/s/ Henrik Sekander
Name:	Henrik Sekander

Signature Page to Voting and Support Agreement